Exhibit 4.2

VIRGIN MEDIA -ADDITIONAL H FACILITY ACCESSION DEED
To:    The Bank of Nova Scotia (as “Facility Agent”)

From:
The persons listed in Schedule 1 to this Additional H Facility Accession Deed (the “Additional H Facility Lender”, such defined term to include any lender which becomes a New Lender in respect of the H Facility, by the execution by the Facility Agent of a Transfer Deed substantially in the form of Schedule 3 to this Additional H Facility Accession Deed)

Date:    31 March 2016
Virgin Media Finance PLC - £1,635 million and $2,755 million Term Credit Facility Agreement dated 7 June 2013 as amended on 14 June 2013 and as amended and restated on 17 July 2015 and 30 July 2015 (the “Credit Agreement”)

1.	In this Additional H Facility Accession Deed:

“H Facility” means the €25,000,000 term loan facility made available under this Additional H Facility Accession Deed.

“H Facility Advance” means a euro-denominated advance made to Virgin Media Investment Holdings Limited by the Additional H Facility Lender under the H Facility.

“H Facility Commitment” means, in relation to the Additional H Facility Lender, the amount in euros set opposite its name under the heading “H Facility Commitment” in Schedule 1 to this Additional H Facility Accession Deed executed by the Additional H Facility Lender, to the extent not cancelled, transferred, or reduced under the Credit Agreement.

“SPV Credit Agreement” means the senior facilities agreement entered into on 5 March 2015 entered into between, among others, Ziggo Secured Finance B.V., the Bank of Nova Scotia (as facility agent) and Deutsche Trustee Company Limited (as SPV security trustee).

2.
Unless otherwise defined in this Additional H Facility Accession Deed, terms defined in the Credit Agreement shall have the same meaning in this Additional H Facility Accession Deed and a reference to a Clause is a reference to a Clause of the Credit Agreement. The principles of construction set out in Clause 1.3 (Construction) of the Credit Agreement apply to this Additional H Facility Accession Deed as though they were set out in full in this Additional H Facility Accession Deed.

3.	We refer to Clause 2.5 (Additional Facilities) of the Credit Agreement.

4.
This Additional H Facility Accession Deed will take effect on the date on which the Facility Agent notifies the Company and the Additional H Facility Lender that it has received the documents and evidence set out in Schedule 2 to this Additional H Facility Accession Deed, or, as the case may be, the requirement to provide any of such documents or evidence has been waived by the Facility Agent on behalf of the Additional H Facility Lender (the “Additional Facility Commencement Date”).

5.	We, the Additional H Facility Lender, agree:

(a)	to become party to and to be bound by the terms of the Credit Agreement as Lenders in accordance with Clause 2.5 (Additional Facilities) of the Credit Agreement; and

(b)	to become party to the Group Intercreditor Agreement, the Security Trust Agreement and the HYD Intercreditor Agreement.

6.
The Company confirms to the Additional H Facility Lender that all requirements of paragraph (b) of Clause 2.5 (Additional Facilities) of the Credit Agreement are fulfilled as of the date of this Additional H Facility Accession Deed.

7.
The Additional Facility Commitment in relation to the Additional H Facility Lender (for the purpose of the definition of Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its H Facility Commitment.

8.
Any interest due in relation to the H Facility will be payable on the last day of each Interest Period in accordance with Clause 14.4 (Payment of Interest on Term Facility Advances) of the Credit Agreement.

9.
The Additional Facility Availability Period for the H Facility shall be the period from and including the Additional Facility Commencement Date up to and including the date falling thirty Business Days after the Additional Facility Commencement Date. At the end of the Availability Period for the H Facility, the Available Commitments in respect of the H Facility shall automatically be cancelled and the Available Commitments in respect of the H Facility for the Additional H Facility Lender shall automatically be reduced to zero.

10.	The H Facility may be drawn by one Advance and no more than one Utilisation Request may be made in respect of the H Facility under the Credit Agreement.

11.
The first Interest Period to apply to the H Facility Advance will be a period equal to the period running from the first Utilisation Date in respect of the H Facility and ending on 1 April 2016 and thereafter each Interest Period to apply to the H Facility Advance shall be a period equal to the length of the interest period applying from time to time in respect of the EUR B1 Facility (as defined in the SPV Credit Agreement).

12.
The H Facility Advance will be used for general corporate purposes and working capital purposes, including but not limited to the making of an upstream loan, repayment of Subordinated Funding and/or payment of upstream dividends by any member of the Bank Group in respect of its share capital in accordance with the terms of the Credit Agreement.

13.	The Final Maturity Date in respect of the H Facility will be 31 March 2021.

14.	The outstanding H Facility Advance will be repaid in full on the Final Maturity Date.

15.	The Margin in relation to the H Facility is 3.75 per cent. per annum.

16.	The Borrower in relation to the H Facility is Virgin Media Investment Holdings Limited.

17.	The H Facility is made available as a term loan facility.

18.
The interest rate for the H Facility will, be calculated in accordance with Clause 14 (Interest on Term Facility Advances) of the Credit Agreement, being the sum of EURIBOR and the applicable Margin. For the avoidance of doubt, each party to this Additional H Facility Accession Deed accepts and acknowledges that EURIBOR has the meaning given to it under Clause 1.1 (Definitions) of the Credit Agreement provided that if, at the time of calculation, the rate of EURIBOR is determined to be below zero, then EURIBOR shall be deemed to be zero.

19.

(a)
Provided that any upsizing of the H Facility permitted under this paragraph 19 will not breach any term of the Credit Agreement, the H Facility may be upsized by any amount, by the signing of one or more further Additional H Facility Accession Deeds, that specify (along with the other terms specified therein) Virgin Media Investment Holdings Limited as the sole Borrower and which specify Additional

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H Facility Commitments denominated in euros, to be drawn in euros, with the same Final Maturity Date and Margin as specified in this Additional H Facility Accession Deed (provided that the Additional Facility Availability Period in respect of any such upsized amount shall be specified in such further Additional H Facility Accession Deeds).

(b)
For the purposes of this paragraph 19 (unless otherwise specified), references to the Additional H Facility Lender and H Facility Advances shall include Lenders and Advances made under any such further and previous Additional H Facility Accession Deed.

(c)
Where any H Facility Advance has not already been consolidated with any other H Facility Advance, on the last day of any Interest Period for that unconsolidated H Facility Advance, that H Facility Advance will be consolidated with any other H Facility Advance which has an Interest Period ending on the same day as that unconsolidated H Facility Advance, and all such H Facility Advances will then be treated as one Advance.

20.
On the Utilisation Date in respect of the H Facility, each of the Company and the Borrower, on its own behalf, the Company only in respect of Clause 21.9 (Accounts) of the Credit Agreement, and the Company, on behalf of each Obligor, confirms that each Repeating Representation is true and correct in all material respects as if made at the Utilisation Date in respect of the H Facility with reference to the facts and circumstances then existing, and as if each reference to the Relevant Finance Documents includes a reference to this Additional H Facility Accession Deed.

21.
The Company confirms for itself and, in its capacity as Obligors' Agent, on behalf of each other Guarantor that the obligations of each Guarantor under Clause 28 (Guarantee and indemnity) of the Credit Agreement continue to apply for the benefit of the Relevant Finance Parties under the Relevant Finance Documents and, for the avoidance of doubt, extend to all Additional Facilities and the H Facility Commitment and further confirms that the security created by each of the Obligors under the Security Documents extends to secure liabilities under all Additional Facilities including, for the avoidance of doubt, the H Facility Commitments.

22.	The Additional H Facility Lender confirms to each Finance Party that:

(a)
it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and such Obligor’s related entities in connection with its participation in the H Facility being made available pursuant to the Credit Agreement and has not relied on any information provided to it by any other Finance Party in connection with any Relevant Finance Document; and

(b)
it will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Additional Facility Commitment is in force.

23.
Each New Lender in respect of the H Facility agrees that, without prejudice to Clause 36.6 (Transfer Deed), it shall become, by the execution by such New Lender and the Facility Agent of a Transfer Deed substantially in the form of Schedule 3 (Transfer Deed) to this Additional H Facility Accession Deed, bound by the terms of this Additional H Facility Accession Deed as if it were an original party hereto as the Additional H Facility Lender and shall acquire the same rights, grant the same consents and assume the same obligations towards the other parties to this Additional H Facility Accession Deed as would have been acquired, granted and assumed had such New Lender been an original party to this Additional H Facility Accession Deed as the Additional H Facility Lender.

24.
The Facility Office and address for notices of the Additional H Facility Lender for the purposes of Clause 39 (Notices and Delivery of Information) of the Credit Agreement will be that notified by the Additional H Facility Lender to the Facility Agent.

25.	This Additional H Facility Accession Deed may be executed in any number of counterparts, and by each party

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on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Additional H Facility Accession Deed by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Additional H Facility Accession Deed.

26.	This Additional H Facility Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by, and construed in accordance with, English law.

27.	ACCESSION TO THE HYD INTERCREDITOR AGREEMENT

The Additional H Facility Lender hereby agrees with each other person who is or becomes party to the HYD Intercreditor Agreement in accordance with the terms thereof that, with effect on and from the date hereof or, if later, the date on which the Additional H Facility Lender becomes a party to this Additional H Facility Accession Deed as a lender, it will be bound by the HYD Intercreditor Agreement as a Senior Finance Party and as a Senior Lender as if it had been an original party thereto in such capacity.

28.	ACCESSION TO THE GROUP INTERCREDITOR AGREEMENT

The Additional H Facility Lender hereby agrees with each other person who is or becomes party to the Group Intercreditor Agreement in accordance with the terms thereof that, with effect on and from the date hereof or, if later, the date on which the Additional H Facility Lender becomes a party to this Additional H Facility Accession Deed as a lender, it will be bound by the Group Intercreditor Agreement as a Senior Finance Party and as a Senior Lender as if it had been an original party thereto in such capacity.

29.	ACCESSION TO THE SECURITY DEED

The Additional H Facility Lender hereby agrees with each other person who is or becomes party to the Security Trust Agreement in accordance with the terms thereof that, with effect on and from the date hereof or, if later, the date on which the Additional H Facility Lender becomes a party to this Additional H Facility Accession Deed as a lender, it will be bound by the Security Trust Agreement as a Beneficiary as if it had been an original party thereto in such capacity.

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SCHEDULE 1
ADDITIONAL H FACILITY LENDERS AND COMMITMENTS

Additional H Facility Lender	H Facility Commitment (euro €)
BNP Paribas Fortis SA/NV	25,000,000

Total	25,000,000

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SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS

1.	Corporate Documents

In relation to the Company and the Borrower in respect of the H Facility:

(a)
a copy of its up-to-date constitutional documents or a certificate of an authorised officer of the Company or the Borrower (as applicable) confirming that the Company or the Borrower (as applicable) has not amended its constitutional documents in a manner which could reasonably be expected to be materially adverse to the interests of the Lenders since the date the officer’s certificate in relation to the Company or the Borrower (as applicable) was last delivered to the Facility Agent;

(b)	a copy of a board resolution of such person approving, in the case of the Company and the Borrower, its entry into this Additional H Facility Accession Deed;

(c)
a duly completed certificate of a duly authorised officer of the Company and the Borrower in the form attached in Part C of Schedule 9 (Form of Additional Facility Officer’s Certificate) with such amendments as the Facility Agent may agree.

2.	Designation

Duly executed copy of notices from the Company:

(a)	designating the H Facility as New Senior Liabilities in accordance with Clause 12 (New Senior Liabilities) of the Group Intercreditor Agreement; and

(b)	designating the H Facility as Designated Senior Liabilities in accordance with Clause 8.2 (Designated Senior Liabilities) of the HYD Intercreditor Agreement.

3.	Legal Opinions

An English law legal opinion of Shearman & Sterling LLP addressed to the Finance Parties covering:

(a)	the due incorporation, capacity and authorisation of the Company and the Borrowers incorporated under English law; and

(b)	the relevant obligations to be assumed by the Borrowers and the Company under the Relevant Finance Documents to which it is a party being legal, valid, binding and enforceable against it.

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SCHEDULE 3
TRANSFER DEED

To:    [•] as Facility Agent
This Deed is dated [•] and relates to:

(i)
the facilities agreement dated 7 June 2013 as amended on 14 June 2013 and as amended and restated on 17 July 2015 and 30 July 2015 (as from time to time amended, varied, novated or supplemented, the “Credit Agreement”) whereby certain facilities were made available to, amongst others, the Borrowers and with a guarantee granted by the Guarantors, by a group of banks and other financial institutions on whose behalf The Bank of Nova Scotia acts as Facility Agent in connection therewith; and

(ii)
the accession deed dated [•] 2016, pursuant to which a €[•] term loan facility is made available to the relevant Borrower as an Additional Facility (the “H Facility”) under the Credit Agreement (the “Additional H Facility Accession Deed”).

1.	Unless otherwise stated in this Deed, terms defined in the Credit Agreement shall, subject to any contrary indication, have the same meanings in this Deed.

2.	[•] (the “Existing H Lender”):

(a)	confirms that the details in the Schedule to this Deed are an accurate summary of the Existing H Lender’s Commitment in the H Facility as at the date of this Deed; and

(b)
requests [•] (the “New H Lender”) to accept and procure the transfer by novation to the New H Lender of the Portion Transferred (as defined in the Schedule to this Deed) by countersigning and delivering this Deed to the Facility Agent at its address for the service of notices designated to the Facility Agent in accordance with the Credit Agreement.

3.
The New H Lender request the Facility Agent to accept this Deed as being delivered to the Facility Agent pursuant to and for the purposes of Clause 36.6 (Transfer Deed) of the Credit Agreement so as to take effect in accordance with the terms of it on the Effective Date. For the purposes of this Deed, “Effective Date” means the date on which the Facility Agent countersigns this Deed.

4.
The New H Lender confirms that it has received a copy of the Credit Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not rely on the Existing H Lender to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Existing H Lender to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Obligor.

5.
The New H Lender undertakes with the Existing H Lender and each of the other parties to the Credit Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Relevant Finance Documents will be assumed by it after delivery of this Deed to the Facility Agent and satisfaction of the conditions (if any) subject to which this Deed is expressed to take effect.

6.
The Existing H Lender makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Credit Agreement, any other Relevant Finance Document nor other document relating to it and assumes no responsibility for the financial condition of any Obligor nor for the performance and observance by any Obligor of any of its obligations under the Credit Agreement, any Relevant Finance Document nor any other document relating to it and any and all such conditions and warranties, whether express or implied by Law or otherwise, are excluded.

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7.
The Existing H Lender gives notice that nothing in this Deed or in the Credit Agreement (or any Relevant Finance Document or other document relating to it) shall oblige the Existing H Lender (a) to accept a retransfer from the New H Lender of the whole or any part of its rights, benefits and/or obligations under the Relevant Finance Documents transferred pursuant to this Deed or (b) to support any losses directly or indirectly sustained or incurred by the New H Lender for any reason whatsoever (including the failure by any Obligor or any other party to the Relevant Finance Documents (or any document relating to them) to perform its obligations under any such document) and the New H Lender acknowledges the absence of any such obligation as is referred to in (a) and (b) above.

8.	[The New H Lender represents to the Facility Agent and to each relevant UK Borrower that it is a UK Bank Lender.] [1]

OR
[The New H Lender represents to the Facility Agent and to each relevant UK Borrower that it is a UK Non-Bank Lender and falls within paragraph [(a)/(b)]2 of the definition thereof.]3
OR
[The New H Lender represents to the Facility Agent and to each relevant UK Borrower that it is a UK Treaty Lender].[The New H Lender confirms that it holds a passport under the HMRC DT Treaty Passport Scheme (reference number [•]) and is tax resident in [•].]45
OR
[The New H Lender represents to the Facility Agent and to each relevant UK Borrower that it is not a Qualifying UK Lender).]

9.
Any New H Lender that is a UK Bank Lender or a UK Non-Bank Lender shall deliver to the Facility Agent, on or before the date falling five Business Days before the date upon which interest next falls due for payment after the date hereof, the following documents evidencing the tax status of the New H Lender as indicated above:

UK Bank Lender	(i)certificate of incorporation; and (ii)copy of banking licence.
UK Non- Bank Lender	(i)certificate of incorporation in the UK; or (ii) other evidence that the relevant ss. 933-937 Income Tax Act 2007 conditions are met.

If a New H Lender has previously provided the Company with the above documents (in connection with any financing made available by such New H Lender to the Company) such New H Lender shall only be required to confirm in writing that it had previously provided such documents and that there have been no changes to the form of such documents relevant for these purposes.
_____________________
1 A Lender giving this representation is a Qualifying UK Lender.
2 UK Non-Bank Lender to delete as appropriate.
3 A Lender giving this representation is a Qualifying UK Lender.
4 A Lender giving this representation is a Qualifying UK Lender.
5 Any Lender which is purporting to be a UK Treaty Lender and which wishes to progress an application for a gross payment instruction from H. M. Revenue & Customs is directed to the “Centre For Non Residents” (“CNR”) section of H. M. Revenue & Customs website. Information relating to making application for gross payment and downloadable application forms can be found at

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10.
Each party to this Deed agrees and the Facility Agent agrees on behalf of each Finance Party that this document is a Transfer Deed notwithstanding that its form is different to that required by the Credit Agreement.

11.
This Deed may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Deed by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Deed.

12.	This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

IN WITNESS WHEREOF this Deed has been executed as a deed by the parties hereto and is delivered on the date written above.

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THE SCHEDULE

Existing H Lender
1.	H Facility Commitment	Portion Transferred

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The Existing H Lender	The New H Lender
EXECUTED as a DEED by for and on behalf of [ ] By: By:	EXECUTED as a DEED by for and on behalf of [ ] By: By:
The Facility Agent EXECUTED as a DEED by for and on behalf of [•] By: By:

________________________________________________________________________
ADMINISTRATIVE AND FACILITY OFFICE DETAILS
Facility Office Address (in relation to the New H Lender’s tax status as set out in paragraph 8 above):
Please provide administrative details of the New H Lender, to the extent such details have not been provided to the Facility Agent by way of a prior administrative form.
Administrative Office Address:
Contact Name:
Account for Payments:
Fax:
Telephone:

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IN WITNESS WHEREOF this Deed has been executed as a deed by the parties hereto and is delivered on the date written above.
THE COMPANY
EXECUTED as a DEED for and on behalf of
VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED acting by:
Director
Authorized Signatory
………………………………………….
Witness Authorized Signatory
Name: Authorized Signatory
Address: 2 Leigh Gardens, Andover, Hampshire, SP10 2AR

(Signature Page to Additional H Facility Accession Deed)

THE BORROWER
EXECUTED as a DEED for and on behalf of
VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED acting by:
Director
Authorized Signatory
………………………………………….
Witness Authorized Signatory
Name: Authorized Signatory
Address: 2 Leigh Gardens, Andover, Hampshire, SP10 2AR

(Signature Page to Additional H Facility Accession Deed)

THE FACILITY AGENT
EXECUTED as a DEED for and on behalf of
THE BANK OF NOVA SCOTIA
By: Authorized Signatory, Managing Director     By: Authorized Signatory, Managing Director

In the presence of: Authorized Signatory
Authorized Signatory
Director
Bank of Nova Scotia
201 Bishopsgate
6th Floor
London EC2M 3NS

(Signature Page to Additional H Facility Accession Deed)

ADDITIONAL H FACILITY LENDER
EXECUTED for and on behalf of
BNP PARIBAS SA/NV
By: Authorized Signatory, Head of Media and Telecom Finance    By: Authorized Signatory

(Signature Page to Additional H Facility Accession Deed)